Mueller Industries, Inc. Reports Third Quarter 2022 Earnings

COLLIERVILLE, Tenn., October 18, 2022 -- Mueller Industries, Inc. (NYSE: MLI) announces results for the third quarter of 2022. All comparisons are to the prior year quarter (which included a $54.8 million pre-tax gain from divestitures).
•Operating Income of $205.2 million versus $233.4 million. Adjusting for the aforementioned gain, this reflects a 15 percent increase versus the prior year period.
•Net Income of $154.5 million versus $171.0 million
•EPS of $2.74 versus $3.01
•Net Sales of $944.8 million versus $982.2 million

Third Quarter Financial and Operating Highlights:
•The absence of businesses divested in 2021, combined with lower copper prices, reduced volumes due largely to inventory rebalancing, and the impacts of localized recessionary pressures on our international businesses, contributed to a 3.8 percent quarter over quarter decrease in net sales. That decrease was offset by continued strength and growth in our value added businesses. Specifically:
◦Divestitures in 2021 reduced net sales by $20.4 million as compared with the prior year quarter.
◦COMEX copper averaged $3.50 per pound during the quarter, 19 percent lower than the third quarter of 2021.
◦Copper tube and brass rod volumes declined 14 percent.
◦Net Sales from our value added businesses grew 22 percent.
•Cash at quarter end was $483.5 million, an increase of $395.6 million from 2021 year-end.
◦Cash generated from operations during the period was $312.4 million.
◦Net debt remains at zero.
◦The current ratio at quarter end was 3.8 to 1.

Regarding the quarter performance and outlook, Greg Christopher, Mueller’s CEO said, “We delivered another strong quarter despite ongoing macroeconomic challenges, and ended the quarter with many of our businesses operating at capacity and with healthy backlogs.

Our business outlook remains positive. Building construction, a key market for many of our businesses, has been exceptionally strong in recent years. Although we anticipate some tempering in the building industry on the horizon, we nonetheless expect overall demand to remain at healthy levels for our Company.

Our financial position is solid, and positions us well for future opportunities.”

Additional information about the Company, including its recently published investor presentation, can be found at www.muellerindustries.com.

Mueller Industries, Inc. (NYSE: MLI) is an industrial corporation whose holdings manufacture vital goods for important markets such as air, water, oil and gas distribution; climate comfort; food preservation; energy transmission; medical; aerospace; and automotive. It includes a network of companies and brands throughout North America, Europe, Asia, and the Middle East.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT
Jeffrey A. Martin
(901) 753-3226

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended		For the Nine Months Ended
(In thousands, except per share data)	September 24, 2022	September 25, 2021	September 24, 2022	September 25, 2021

Net sales	$944,830	$982,248	$3,104,874	$2,812,988

Cost of goods sold	678,637	744,265	2,244,062	2,212,395
Depreciation and amortization	10,850	10,868	32,993	33,757
Selling, general, and administrative expense	50,178	48,524	146,590	137,891
Gain on sale of assets	—	—	(5,507)	—
Gain on sale of businesses	—	(54,759)	—	(54,759)

Operating income	205,165	233,350	686,736	483,704

Interest expense	(361)	(1,116)	(666)	(7,451)
Redemption premium	—	—	—	(5,674)
Other income (expense), net	1,030	(2,548)	4,013	(1,288)

Income before income taxes	205,834	229,686	690,083	469,291

Income tax expense	(51,035)	(60,229)	(173,524)	(120,996)
Income from unconsolidated affiliates, net of foreign tax	1,014	2,799	6,026	131

Consolidated net income	155,813	172,256	522,585	348,426

Net income attributable to noncontrolling interests	(1,271)	(1,276)	(3,175)	(5,507)

Net income attributable to Mueller Industries, Inc.	$154,542	$170,980	$519,410	$342,919

Weighted average shares for basic earnings per share	55,589	56,077	55,825	55,979
Effect of dilutive stock-based awards	835	731	796	784

Adjusted weighted average shares for diluted earnings per share	56,424	56,808	56,621	56,763

Basic earnings per share	$2.78	$3.05	$9.30	$6.13

Diluted earnings per share	$2.74	$3.01	$9.17	$6.04

Dividends per share	$0.25	$0.13	$0.75	$0.39

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	For the Quarter Ended		For the Nine Months Ended
(In thousands)	September 24, 2022	September 25, 2021	September 24, 2022	September 25, 2021

Summary Segment Data:

Net sales:
Piping Systems Segment	$634,808	$688,200	$2,163,045	$1,947,564
Industrial Metals Segment	144,880	182,245	498,367	527,137
Climate Segment	174,650	122,252	479,756	364,986
Elimination of intersegment sales	(9,508)	(10,449)	(36,294)	(26,699)

Net sales	$944,830	$982,248	$3,104,874	$2,812,988

Operating income:
Piping Systems Segment	$167,939	$152,199	$540,006	$343,805
Industrial Metals Segment	12,077	19,052	59,504	58,398
Climate Segment	47,462	21,072	134,909	63,779
Unallocated income (expenses)	(22,313)	41,027	(47,683)	17,722

Operating income	$205,165	$233,350	$686,736	$483,704

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(In thousands)	September 24, 2022	December 25, 2021
ASSETS
Cash and cash equivalents	$483,496	$87,924
Accounts receivable, net	441,287	471,859
Inventories	454,511	430,244
Other current assets	41,630	28,976

Total current assets	1,420,924	1,019,003

Property, plant, and equipment, net	374,160	385,562
Operating lease right-of-use assets	24,297	23,510
Other assets	290,370	300,861

Total assets	$2,109,751	$1,728,936

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of debt	$1,123	$811
Accounts payable	166,978	180,793
Current portion of operating lease liabilities	5,271	6,015
Other current liabilities	201,575	194,820

Total current liabilities	374,947	382,439

Long-term debt	1,184	1,064
Pension and postretirement liabilities	17,205	17,533
Environmental reserves	15,612	17,678
Deferred income taxes	11,428	14,347
Noncurrent operating lease liabilities	18,431	17,099
Other noncurrent liabilities	16,295	21,813

Total liabilities	455,102	471,973

Total Mueller Industries, Inc. stockholders’ equity	1,625,242	1,222,118
Noncontrolling interests	29,407	34,845

Total equity	1,654,649	1,256,963

Total liabilities and equity	$2,109,751	$1,728,936

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
(In thousands)	September 24, 2022	September 25, 2021

Cash flows from operating activities
Consolidated net income	$522,585	$348,426
Reconciliation of consolidated net income to net cash provided by operating activities:
Depreciation and amortization	33,261	33,932
Stock-based compensation expense	12,254	7,228
Provision for doubtful accounts receivable	327	1,310
Income from unconsolidated affiliates	(6,026)	(131)
Redemption premium	—	5,674
Gain on disposals of properties	(7,107)	(1,135)
Gain on sale of businesses	—	(54,759)
Impairment charges	—	2,568
Insurance proceeds - non-capital related	1,646	—
Deferred income tax expense	226	6,304
Changes in assets and liabilities, net of effects of businesses acquired and sold:
Receivables	15,741	(155,103)
Inventories	(33,768)	(96,505)
Other assets	(8,574)	(9,335)
Current liabilities	(5,331)	85,523
Other liabilities	(7,399)	8,335
Other, net	(923)	(851)

Net cash provided by operating activities	516,912	181,481

Cash flows from investing activities
Capital expenditures	(29,555)	(25,547)
Insurance proceeds - capital related	3,354	—
Acquisition of businesses, net of cash acquired	—	(13,935)
Proceeds from sale of businesses, net of cash sold	—	74,250
Investments in unconsolidated affiliates	—	(1,613)
Payment received for notes receivable	—	8,539
Proceeds from sales of properties	7,841	2,124
Dividends from unconsolidated affiliates	2,091	—

Net cash (used in) provided by investing activities	(16,269)	43,818

MUELLER INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Nine Months Ended
(In thousands)	September 24, 2022	September 25, 2021

Cash flows from financing activities
Dividends paid to stockholders of Mueller Industries, Inc.	(41,876)	(21,846)
Repurchase of common stock	(38,054)	—
Payment of contingent consideration	—	(1,250)
Issuance of debt	—	475,000
Repayments of debt	(148)	(680,572)
Issuance (repayment) of debt by consolidated joint ventures, net	406	(4,865)
Net cash (used) received to settle stock-based awards	(1,619)	219
Debt issuance costs	—	(1,111)
Dividends paid to noncontrolling interests	—	(9,722)

Net cash used in financing activities	(81,291)	(244,147)

Effect of exchange rate changes on cash	(10,310)	(377)

Increase (decrease) in cash, cash equivalents, and restricted cash	409,042	(19,225)
Cash, cash equivalents, and restricted cash at the beginning of the period	90,376	127,376

Cash, cash equivalents, and restricted cash at the end of the period	$499,418	$108,151